Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 17, 2024, with respect to the consolidated financial statements of Odyssey Marine Exploration, Inc. contained in the Offering Statement filed by Odyssey Marine Exploration, Inc. under Regulation A of the Securities Act of 1933. We consent to the use of the aforementioned report in the Offering Statement and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Tampa, Florida

January 24, 2025